Exhibit 10.46

MOODY’S CORPORATION

CAFETERIA PLAN

Effective January 1, 2008

TABLE OF CONTENTS

ARTICLE I INTRODUCTION		1

1.1	Adoption and Purpose of the Plan	1
1.2	Cafeteria Plan Status	1

ARTICLE II DEFINITIONS		1

2.1	“Administrator”	1
2.2	“COBRA”	1
2.3	“Code”	1
2.4	“Company”	1
2.5	“Compensation”	1
2.6	“Continuation Participant”	1
2.7	“Contributions”	1
2.8	“Default Benefits”	2
2.9	“Dependent”	2
2.10	“Dependent Care Reimbursement Account”	2
2.11	“Dependent Care Benefits”	2
2.12	“Dependent Care Expenses”	2
2.13	“Eligible Employee”	2
2.14	“Employee”	2
2.15	“Employer”	2
2.16	“Enrollment Period”	3
2.17	“ERISA”	3
2.18	“Explanation of Benefits”	3
2.19	“Health Care Reimbursement Account”	3
2.20	“Health Care Benefits”	3
2.21	“Health Care Expenses”	3
2.22	“Medical Plan”	3
2.23	“Participant”	3
2.24	“Plan”	3
2.25	“Plan Year”	4
2.26	“Qualifying Event”	4
2.27	“Salary Reduction Agreement”	4

ARTICLE III PARTICIPATION		4

3.1	Commencement of Participation	4
3.2	Cessation of Participation	4
3.3	Continuation of Participation	4
3.4	Reinstatement of Former Participant	4

ARTICLE IV BENEFIT OPTIONS AND SALARY REDUCTION		4

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4.1	Benefit Options	4
4.2	Election Procedure and Salary Reduction Agreements	5
4.3	Failure To Elect	6
4.4	Changes by Administrator	6
4.5	Irrevocability of Election by Participant during Plan Year	6
4.6	Automatic Termination of Election	8
4.7	Unused Contributions or Benefits	8

ARTICLE V HEALTH CARE REIMBURSEMENT ACCOUNTS		8

5.1	Establishment of Accounts	8
5.2	Crediting Accounts	8
5.3	Account Limits	8
5.4	Health Care Benefits	8
5.5	Maximum Benefits	9
5.6	Account Adjustments	9
5.7	Terminations	9
5.8	Forfeitures	9

ARTICLE VI DEPENDENT CARE REIMBURSEMENT ACCOUNTS		9

6.1	Establishment of Accounts	9
6.2	Crediting Accounts	10
6.3	Account Limits	10
6.4	Dependent Care Benefits	10
6.5	Maximum Benefits	10
6.6	Account Adjustments	10
6.7	Terminations	11
6.8	Forfeitures	11
6.9	Principal Shareholder or Owners Exception	11
6.10	Notice to Members	11

ARTICLE VII CONTINUATION PARTICIPATION		11

7.1	Election of Continuation Participation	11
7.2	Benefits	12
7.3	Payment of Contributions	12
7.4	Cessation of Continuation Participation	12

ARTICLE VIII ADMINISTRATION		12

8.1	Administrator	12
8.2	Powers and Authority; Action Conclusive	13
8.3	Indemnification	13
8.4	Counsel and Assents	13
8.5	Genuineness of Documents	13
8.6	Proper Proof	13
8.7	Claims Procedure	14

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8.8	Expenses of Administration	15
8.9	Nondiscriminatory Acts	15

ARTICLE IX AMENDMENT OR TERMINATION		15

9.1	Right Reserved	15

ARTICLE X MISCELLANEOUS		15

10.1	Payment to an Incompetent	15
10.2	Designation of Beneficiary	16
10.3	Missing Payee	16
10.4	Rights of Participants	16
10.5	Estoppel of Participants	16
10.6	Right of Discharge Reserved	16
10.7	Separability	17
10.8	Governing Law	17
10.9	Fiduciaries	17
10.10	Captions	17
10.11	Nonassignability	17
10.12	No Representations	17

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ARTICLE I

INTRODUCTION

1.1 Adoption and Purpose of the Plan. The Plan is hereby amended and restated effective as of January 1, 2008 (the “Effective Date”). The purpose of the Plan is to provide Employees with the opportunity to pay health insurance premiums, certain accident or health expenses and certain dependent care expenses on a before-tax basis by means of salary reduction.

1.2 Cafeteria Plan Status. The Plan is intended to qualify as a “Cafeteria Plan” under Code Section 125, including a dependent care assistance program under Code Section 129 and a medical reimbursement plan under Code Section 105(b). The Plan is to be interpreted in a manner consistent with the requirements of Code Sections 105, 106, 125, and 129.

ARTICLE II

DEFINITIONS

The following terms when used in the Plan shall have the following meanings unless a different meaning is clearly required by the context.

2.1 “Administrator” means the person appointed from time to time by the Company to administer the Plan, as provided in Article VIII.

2.2 “COBRA” means the health care continuation coverage provisions of Code Section 4980B.

2.3 “Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to any specific provision of the Code shall include such provision and any valid regulations promulgated thereunder, and any comparable provision of future legislation that amends, supplements, or supersedes such provision.

2.4 “Company” means Moody’s Corporation.

2.5 “Compensation” means an Employee’s total cash earnings received from the Employer during a Plan Year, prior to any salary reductions under this Plan, any other Code Section 125 plan, or any Code Section 401(k) plan.

2.6 “Continuation Participant” means any former Participant and any current or former spouse or Dependent of a Participant who participates in the Plan in accordance with Article VII.

2.7 “Contributions” means amounts paid under the Plan and allocated (i) to pay insurance or other premiums on behalf of a Participant, (ii) to the Health Care Reimbursement Account of a Participant or Continuation Participant, or (iii) to the Dependent Care Reimbursement Account of a Participant, for the purpose of providing benefits under the Plan.

2.8 “Default Benefits” means benefits which will be assigned to an Eligible Employee who fails to affirmatively elect benefits for a Plan Year during the applicable Enrollment Period, pursuant to Article IV hereunder.

2.9 “Dependent” means, with respect to any Participant, an individual defined in Code Section 152.

2.10 “Dependent Care Reimbursement Account” means an account established pursuant to Article VI and setting forth a Participant’s interest in the Plan used to reimburse Dependent Care Expenses.

2.11 “Dependent Care Benefits” means the reimbursement of Dependent Care Expenses as provided under the Plan.

2.12 “Dependent Care Expenses” means expenses that are incurred by a Participant (i) for the care of a qualified individual, or for related household services, and (ii) to enable the Participant to be gainfully employed for any period for which there are one or more such qualified individuals with respect to such Participant.

If such expenses are incurred for services provided outside the Participant’s household by a dependent care center (as defined in Code Section 21(b)(2)(D)), they shall be Dependent Care Expenses only if such center meets all applicable laws and regulations of the applicable state or unit of local government. Dependent Care Expenses shall not include any amount paid for services outside the Participant’s household at a camp where the qualified individual stays overnight, or any amount paid to an individual with respect to whom, for the Plan year, a deduction is allowable under Code Section 151(c) to such Participant or the spouse of such Participant, or who is a child of such Participant (within the meaning of Code Section 151(c)(3)) under the age of 19 at the close of the Plan Year.

For purposes of this definition, a qualified individual is (i) a Participant’s Dependent who is under age 13 and with respect to whom the Participant is the custodial parent (in the event that the Participant is divorced or separated), and is entitled to a deduction under Code Section 151(c), or (ii) a Participant’s spouse or Dependent who is physically or mentally incapable of caring for himself and who regularly spends at least 8 hours each day in the Participant’s household.

2.13 “Eligible Employee” means any full-time or part-time Employee who is regularly scheduled to work at least 20 hours a week for the Employer, and is eligible to participate in the Plan in accordance with Section 3.1.

2.14 “Employee” means any individual employed by the Employer and classified as a common-law employee of the Employer in the Employer’s payroll records. An individual who is classified as a “leased employee” (as described in Code section 414(n)) shall not be an Employee for purposes of the Plan.

2.15 “Employer” means Moody’s Corporation or any successor company, and such of its partially or wholly-owned subsidiary companies as may from time to time, be authorized by the Board or the Administrator to participate in the Plan with respect to all or some of its Eligible Employees and which have adopted the Plan.

2.16 “Enrollment Period” means the period prior to the beginning of each Plan Year during which Eligible Employees may elect benefit hereunder. The Enrollment Period shall be established annually by the Administrator, and shall be a period no less than 30 days prior to the beginning of the Plan Year. In addition, the Administrator may establish special Enrollment Periods for newly eligible Employees.

2.17 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any specific provision of ERISA shall include such provision and any valid regulations promulgated thereunder, and any comparable provision of future legislation that amends, supplements, or supersedes such provision.

2.18 “Explanation of Benefits” means a statement from a medical or dental plan or health maintenance organization concerning benefits provided to an individual.

2.19 “Health Care Reimbursement Account” means an account established pursuant to Article V and setting forth the interest of a Participant or Continuation Participant in the Plan used to reimburse Health Care Expenses.

2.20 “Health Care Benefits” means the reimbursement of Health Care Expenses as provided under the Plan.

2.21 “Health Care Expenses” means, with respect to a Participant, expenses incurred by the Participant, his spouse, Dependent for “medical care” as defined in Code Section 213(d), but only to the extent that the Participant or other person incurring such expenses is not reimbursed for, and is not eligible for reimbursement of, such expenses through insurance or otherwise under any accident or health plan other than this Plan and cannot deduct such expenses under Code Section 213. The term “Health Care Expenses” does not include any premium paid for medical and/or dental coverage.

2.22 “Medical Plan” means the programs for medical, prescription drug, vision and/or dental coverage provided to Employees of the Employer, as evidenced by the documents, contracts and descriptive materials governing such coverage (hereinafter referred to as the “Policy.” The term “Medical Plan” includes the benefit descriptions, types, amounts, options and coverage levels under the Policy, the participation requirements under the Policy, and such other terms and conditions as are set forth in and are applicable to such Policy, as the same may be amended from time to time.

2.23 “Participant” means any Employee who participates in the Plan in accordance with Article III.

2.24 “Plan” means the Moody’s Corporation Cafeteria Plan as set forth herein together with any and all amendments and supplements thereto. The Plan is hereby amended and restated effective as of January 1, 2008.

2.25 “Plan Year” means the period beginning on the Effective Date and ending on the following December 31, and the twelve-month period ending on each December 31 thereafter.

2.26 “Qualifying Event” means the termination of a Participant’s employment for any reason other than his gross misconduct, a loss of eligibility due to a reduction in the hours of a Participant’s customary employment, the death of a Participant, the divorce or legal separation of a Participant and his spouse, or a Participant’s dependent child ceasing to be covered as a Dependent, if such event occurs during a Plan Year for which the Participant has chosen to receive Health Care Benefits.

2.27 “Salary Reduction Agreement” means an agreement between a Participant and the Employer that the Participant shall receive an allocation of Contributions for a Plan Year instead of his full Compensation in cash.

A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural, unless the context clearly indicates otherwise.

ARTICLE III

PARTICIPATION

3.1 Commencement of Participation. Each Eligible Employee shall be eligible to participate in the Plan as of his or her date of hire or rehire. Such Eligible Employee may become a Participant by executing a Salary Reduction Agreement, as provided in Section 4.1.

3.2 Cessation of Participation. A Participant will cease to be a Participant as of the date on which he ceases to be an Eligible Employee.

3.3 Continuation of Participation. A Participant who would otherwise cease to be a Participant under Section 3.2 because of a Qualifying Event, or a Participant’s spouse or dependent child who would otherwise cease to receive benefits under the Plan because of a Qualifying Event, may elect to become a Continuation Participant in accordance with Article VII for the purpose of continuing to receive health care coverage as required by COBRA. If the Qualifying Event is the divorce or legal separation of the Participant and his spouse, or the dependent child’s ceasing to be a covered Dependent, the preceding sentence shall not apply to any individual unless the Participant, or the Participant’s spouse or dependent child, provides notice to the Administrator of the Qualifying Event within 60 days after the date the individual would otherwise cease to be eligible to receive benefits under the Plan.

3.4 Reinstatement of Former Participant. A former Participant will become a Participant again as of the date on which he again becomes an Eligible Employee and may participate in accordance with Section 3.1.

ARTICLE IV

BENEFIT OPTIONS AND SALARY REDUCTION

4.1 Benefit Options. A Participant may choose under the Plan to receive his full Compensation for any Plan Year in cash, or to receive benefits under the Plan for any Plan Year pursuant to a Salary Reduction Agreement. As of the Effective Date, the benefits available for each Plan Year are:

(a) Payment of premiums under the Medical Plan;

(b) The reimbursement of Health Care Expenses up to the maximum amount determined by the Administrator, provided in accordance with Article V; and

(c) The reimbursement of Dependent Care Expenses up to $5,000 ($2,500 in the case of a married Participant filing his federal tax return separately from his spouse), provided in accordance with Article VI.

4.2 Election Procedure and Salary Reduction Agreements.

(a) Each Eligible Employee immediately prior to the Effective Date who desires to become a Participant for the Plan Year commencing with the Effective Date shall file an election with the Administrator at such time as designated by the Administrator. By filing such an election, the Eligible Employee shall become a Participant and his election shall become effective as of the Effective Date. An Eligible Employee who first becomes an Eligible Employee on or after the Effective Date (or an Eligible Employee who returns to employment status as an Eligible Employee on or after the Effective Date) shall become a Participant by filing an election with the Administrator prior to the thirty-first (31st) day beginning with the date when he became an Eligible Employee (or) returned to Eligible Employee status); provided, however, that an election filed hereunder at a time other than during an annual Enrollment Period may not include an election of Health Care Benefits or Dependent Care Benefits. Subject to Section 4.5, such elections may be made only during an Enrollment Period.

Except as provided in Section 4.5 of the Plan, an Eligible Employee who fails to file his election within the time periods provided for in the preceding provisions of this Section 4.2 shall not be eligible to file an election for the applicable Plan Year. Such Eligible Employee may, however, file an election with respect to any subsequent Plan Year, as provided in Section 4.2(b), provided such Eligible Employee is then eligible to be a Participant.

(b) The Administrator shall provide a written election form (which shall include a Salary Reduction Agreement form to the extent required by the Administrator and may be in electronic format) to each Eligible Employee during the Enrollment Period prior to the beginning of each Plan Year. Each election form must be completed and returned to the Administrator on or before such date as the Administrator shall specify, which date shall be no later than the last day of the Plan Year in which the relevant Enrollment Period occurs. The election form shall be effective as of the first day of the next Plan Year.

(c) Each Participant who desires to receive benefits under the Plan during the Plan Year shall specify the type and amount of such benefits on his election form and shall execute a Salary Reduction Agreement. The Participant shall not elect Health Care Benefits in excess of the limits on Contributions to Health Care Reimbursement Accounts under Section 5.3(ii), or Dependent Care Benefits in excess of the limits on Contributions to Dependent Care Reimbursement Accounts under Section 6.3. The amount of the reduction in the Participant’s Compensation for the Plan Year shall be equal to the amount of benefits that he has elected.

4.3 Failure To Elect. A Participant failing to return a completed election form to the Administrator on or before the required due date pursuant to Section 4.2 above shall be deemed to have elected to continue in effect for the applicable Plan Year the benefits in effect for the immediately preceding Plan Year, except that no Health Care Benefits or Dependent Care Benefits shall be deemed to be elected. If the Eligible Employee had no coverage for the preceding Plan Year, he shall be deemed to have elected no benefits hereunder for the current Plan Year.

4.4 Changes by Administrator. If the Administrator determines, before or during any Plan Year, that the Plan may fail to satisfy for such Plan Year any nondiscrimination requirement or any limitation on contributions or benefits imposed by the Code, the Administrator shall take such action as the Administrator deems appropriate, under rules uniformly applicable to similarly situated Participants, to assure compliance with such requirement or limitation. Such action may include, without limitation, a modification of the elections made by any Participant who is a key employee (within the meaning of Code Section 416(i)(1)), a principal shareholder or owner (within the meaning of Code Section 129(d)(4)), or highly compensated (within the meaning of Code Sections 105(h)(5), 125(e), or 414(q), as applicable)), with or without the consent of such Participant.

4.5 Irrevocability of Election by Participant during Plan Year. An election and any Salary Reduction Agreement made under the Plan (or deemed to be made pursuant to Section 4.3) shall be irrevocable by the Participant during the Plan Year, unless there is a change in status. A Participant may revoke a benefit election for the balance of a Plan Year and file a new election only if both the revocation and the new election are on account of and are consistent with the change in status.

A change in status for this purpose includes:

(a) Events that change the Participant’s legal marital status, including the following: marriage, death of the Participant’s spouse, divorce, legal separation, and annulment.

(b) Events that change the number of the Participant’s dependents including the following: birth, death, adoption, and placement for adoption.

(c) Events that change the Participant’s employment status or the employment status of the Participant’s spouse or dependent including: a termination or commencement of employment, a strike or lockout, a commencement of or return from an unpaid leave of absence and a change in work site.

(d) Events that cause the Participant’s dependent to satisfy or cease to satisfy eligibility requirements for coverage on account of attainment of age, student status, or any similar circumstance.

(e) If the Participant, or the Participant’s spouse, and/or a dependent are entitled to special enrollment rights under a group health plan, the Participant may exercise the enrollment rights as provided for in Code Section 9801(f).

(f) If a judgment, decree or order from a court requires a Participant’s dependent child to be covered under this Plan, the Participant may change his or her election to provide coverage for the child. Conversely, if the order requires another individual to provide coverage, the Participant may change his or her election to revoke coverage for his or her child.

(g) If the Participant, or the Participant’s spouse, and/or a dependent who is enrolled in the Plan becomes enrolled in Medicare or Medicaid, the Participant may cancel or reduce coverage for the person who becomes enrolled in Medicare or Medicaid. Conversely, if the Participant, or the Participant’s spouse and/or a dependent who was covered under Medicare or Medicaid loses this coverage, the Participant is allowed to make a prospective election to commence or increase coverage for the person who loses Medicare or Medicaid coverage under the Plan.

(h) If the cost of the coverage under the Employer’s medical care program significantly increases or decreases, the Participant is allowed to either increase or decrease prospectively his or her contribution amounts or make another election to elect an option providing similar coverage. In cases of insignificant decrease or increase in cost of coverage, the Plan will automatically adjust the Participant’s payroll deduction to reflect the difference in cost. The basis of whether a change in cost is significant or insignificant is determined on a group level, not on an individual level. Regarding the Dependent Care Reimbursement Account, the Participant may chose to increase his contributions in the event that the provider of services increases its fees during the Plan Year, as long as the provider of services is not a relative. Conversely, should the Participant choose to remove his dependent(s) from child care or the need for child care decreases, the Participant is allowed to decrease his or her Dependent Care Reimbursement Account election accordingly.

(i) If the Participant’s coverage under the Employer’s medical care program is significantly curtailed, the Participant may revoke his or her election and elect another plan option with similar coverage. Also if the Plan adds a new benefit during the Plan Year, the Participant may elect the newly added option. Conversely, if the Plan should drop an existing benefit, the Participant is allowed to choose another benefit which provides similar coverage. Further, the Participant is allowed to make an election change under the Plan of the Participant’s spouse, former spouse, or dependent’s employer, providing (i) the employer plan of the Participant’s spouse, former spouse, or dependent’s employer permits participants to make an election change that would be permitted under the Status Change rules contained in this document; or (ii) the Participant’s plan permits participants to make an election for a period of coverage that is different from the period of coverage under the Plan of the Participant’s spouse, former spouse, or dependent’s employer.

Any new election under this Section 4.5 shall be effective at such time as the Administrator shall prescribe, but not earlier than the first pay period beginning after the election form is completed and returned to the Administrator.

4.6 Automatic Termination of Election. An election and any Salary Reduction Agreement made under the Plan (or deemed to be made under Section 4.3) shall automatically terminate on the day on which a Participant ceases to be a Participant in the Plan. Coverage for Health Care Benefits may continue or be reinstated to the extent provided by Article VII.

4.7 Unused Contributions or Benefits. Subject to the last sentence of this Section 4.7, if at the end of any Plan Year it is determined that the amount of Contributions on behalf of a Participant exceeds the cost of providing the benefits elected by the Participant for such Plan Year, the excess shall be forfeited and used to pay the costs of administering the Plan and/or any losses incurred under the Plan. Any excess forfeitures shall be used to reduce the cost of providing benefits to Participants for the next succeeding Plan Year, pursuant to Sections 5.8 and 6.8. A Participant’s unused Contributions or benefits may not be carried over to provide benefits to such Participant in a subsequent Plan Year; provided, however, that unused Contributions for a Plan Year may be used to provide benefits with respect to expenses incurred in the 2-1/2 months following the end of such Plan Year.

ARTICLE V

HEALTH CARE REIMBURSEMENT ACCOUNTS

5.1 Establishment of Accounts. The Administrator shall maintain a Health Care Reimbursement Account for each Participant who has elected to receive Health Care Benefits.

5.2 Crediting Accounts. Contributions credited to the Health Care Reimbursement Account of a Participant shall be made through payroll deductions pursuant the Participant’s Salary Reduction Agreement in effect for a Plan Year.

5.3 Account Limits. The total Contributions to the Health Care Reimbursement Account of a Participant during any Plan Year shall not exceed the lesser of (i) the amount elected by the Participant or (ii) the maximum amount determined by the Administrator. The Administrator may limit such Contributions by a Participant to a lower amount in its discretion, to the extent such limitation is permitted by applicable law.

5.4 Health Care Benefits.

(a) A Participant may only seek reimbursement from his Health Care Reimbursement Account for Health Care Expenses incurred during a Plan Year or within 2-1/2 months after the end of such Plan Year for which he has elected to receive Health Care Benefits. All claims for benefits shall be submitted on such form or forms as the Administrator shall prescribe (which may be in electronic form), by no later than the May 31 following the end of the Plan Year to which such claims relate.

(b) All claims for Health Care Benefits shall include any supporting documentation required by the Administrator documenting that the Health Care Expenses have been incurred and the amount of such expenses.

(c) All claims for Health Care Benefits shall also be accompanied by a written statement from the Participant that the Health Care Expenses have not been reimbursed and are not reimbursable under any other health plan.

(d) The Administrator shall have the authority to require the Participant to submit such additional information as may be necessary to verify that the expense constitutes a reimbursable Health Care Expense.

5.5 Maximum Benefits. The maximum amount of Health Care Benefits available at any time during a Plan Year shall be the amount determined under Section 5.3, less any such benefits previously paid to the Participant with respect to such Plan Year.

5.6 Account Adjustments. The Administrator shall from time to time adjust the Health Care Reimbursement Account of a Participant as described below:

(a) Contributions for a Plan Year shall be credited as they are paid.

(b) Health Care Benefits shall be charged as they are paid in accordance with the Participant’s claims for a Plan Year.

(c) Following the last day for submission of claims for a Plan Year, a charge shall be made sufficient to eliminate any remaining balance in the account applicable to such Plan Year, which amount shall be forfeited in accordance with Section 5.8.

Such adjustments shall be accounted for separately for each Plan Year for which a Participant has elected to receive Health Care Benefits.

5.7 Terminations. Except as otherwise provided in Article VII, Contributions to the Health Care Reimbursement Account of a Participant and benefits thereunder shall automatically terminate as of the date the Participant ceases to be a Participant in the Plan pursuant to Section 3.2. However, the terminated Participant may continue to seek reimbursement in accordance with Section 5.4 for Health Care Expenses incurred during the portion of the Plan Year in which he was a Participant, up to the maximum amount for such Plan Year, determined under Section 5.5.

5.8 Forfeitures. Except as provided in Section 4.7, a Participant shall not carry over any unused Health Care Benefits from one Plan Year into a succeeding Plan Year, and any amount remaining in the Health Care Reimbursement Account of a Participant after the last day for the submission of claims for the Plan Year to which such amount relates shall be forfeited. Forfeitures shall be used first to defray administrative expenses and/or losses of the Plan. Any excess forfeitures shall be allocated on any reasonable and uniform basis to the Health Care Reimbursement Accounts of all Participants, to be applied to reimburse Health Care Expenses incurred in the Plan Year following the year of the forfeiture.

ARTICLE VI

DEPENDENT CARE REIMBURSEMENT ACCOUNTS

6.1 Establishment of Accounts. The Administrator shall Maintain a Dependent Care Reimbursement Account for each Participant who has elected to receive Dependent Care Benefits.

6.2 Crediting Accounts. Contributions credited to the Dependent Care Reimbursement Account of a Participant shall be made through payroll deductions pursuant to the Participant’s Salary Reduction Agreement in effect for a Plan Year.

6.3 Account Limits. The total Contributions to the Dependent Care Reimbursement Account of a Participant during any Plan Year shall not exceed the lesser of (i) the amount elected by the Participant or (ii) $5,000, or, in the case of a married Participant filing his federal tax return separately from his spouse, $2,500. Notwithstanding the preceding sentence, a Participant may not elect to make Contributions to such account that exceed his earned income for the Plan Year (within the meaning of Code Section 129(b)), or, if less, the earned income of his spouse if he is married on the last day of the Plan Year. In the case of a spouse who is a full-time student at an educational institution or is physically or mentally incapable of caring for himself, such spouse shall be deemed to have earned income of $200 per month (or such greater actual amount) if the Participant has one qualified individual and $400 per month if the Participant has two or more qualified individuals.

6.4 Dependent Care Benefits.

(a) A Participant may only seek reimbursement from his Dependent Care Reimbursement Account for Dependent Care Expenses incurred during a Plan Year for which he has elected to receive Dependent Care Benefits. All claims for benefits shall be submitted on such form or forms as the Administrator shall prescribe (which may be in electronic form), by no later than the May 31 following the end of the Plan Year to which such claims relate.

(b) All claims for Dependent Care Benefits shall include any supporting documentation required by the Administrator documenting that the Dependent Care Expenses have been incurred and the amount of such expenses. Unless otherwise determined by the Administrator, the documentation shall include a written statement from the Participant indicating the nature of the care or type of services furnished, the name of the care provider, the dates the care was rendered, the dates the care was paid, the amount charged, and any other information that the Administrator may require to comply with applicable laws and regulations, including the following: (i) If the Participant is divorced or separated, a statement that the Participant is the custodial parent, and (ii) if the care is provided by a dependent care center, certification from such center that it meets all applicable state and local regulations.

6.5 Maximum Benefits. The maximum amount of Dependent Care Benefits available at any time during a Plan Year shall be the amount in a Participant’s Dependent Care Reimbursement Account at such time. Such amount shall be the amount attributable to the Participant’s Contributions for such Plan Year that have been allocated to the Participant’s Dependent Care Reimbursement Account and not yet paid to the Participant as of the relevant date.

6.6 Account Adjustments. The administrator shall from time to time adjust the Dependent Care Reimbursement Account of a Participant as described below:

(a) Contributions for a Plan Year shall be credited as they are paid.

(b) Dependent Care Benefits shall be charged as they are paid in accordance with the Participant’s claims for a Plan Year.

(c) Following the last day for submission of claims for a Plan Year, a charge shall be made sufficient to eliminate any remaining balance in the account applicable with Section 6.8.

Such adjustments shall be accounted for separately for each Plan Year for which a Participant has elected to receive Dependent Care Benefits.

6.7 Terminations. Contributions to the Dependent Care Reimbursement Account of a Participant shall automatically terminate as of the date the Participant ceases to be a Participant in the Plan pursuant to Section 3.2. However, if the Participant has not received his maximum Dependent Care Benefits for the Plan Year in which he ceases to be a Participant (determined under Section 6.5 as of the date he ceases participation), he may continue to seek reimbursement in accordance with Section 6.4 for Dependent Care Expenses incurred during the portion of the Plan Year in which he was a Participant.

6.8 Forfeitures. Except as provided in Section 4.7, a Participant shall not carry over any unused Dependent Care Benefits from one Plan Year into a succeeding Plan Year, and any amount remaining in the Dependent Care Reimbursement Account of a Participant after the last day for the submission of claims for the Plan Year to which such amount relates shall be forfeited. Forfeitures shall be used first to defray administrative expenses and/or losses of the Plan. Any excess forfeitures shall be allocated on any reasonable and uniform basis to the Dependent Care Reimbursement Accounts of all Participants, to be applied to reimburse Dependent Care Expenses incurred in the Plan Year following the year of the forfeiture.

6.9 Principal Shareholder or Owners Exception. To the extent applicable to the Employer, not more than 25 percent of the amounts paid for Dependent Care Benefits during a Plan Year may be provided for the class of Participants who are shareholders or owners of such Employer (or their spouses or Dependents), each of whom (on any day of the Plan Year) owns more than 5 percent of the stock or of the capital or profits interest in such Employer. Ownership of stock in the Employer shall be determined in accordance with the rules of Code Section 1563(d) and (e) without regard to Code Section 1563(e)(3)(C). Ownership of an interest in an unincorporated Employer shall be determined in accordance with regulations prescribed by the Secretary of the Treasury.

6.10 Notice to Members. The Administrator shall furnish each Participant who has received Dependent Care Benefits during a Plan Year, a written statement showing the amounts paid or incurred by the Employer in providing such benefits during the Plan Year. Such written statement shall be furnished at such time as determined by the Administrator following the close of the applicable Plan Year.

ARTICLE VII

CONTINUATION PARTICIPATION

7.1 Election of Continuation Participation. As soon as practicable, the Administrator shall provide a written notice and election form to each individual who may elect under

Section 3.3 to become a Continuation Participant in the Plan. The election form shall be effective as of the date on which the individual would otherwise cease to receive benefits under the Plan. Each individual who desires to become a Continuation Participant in the Plan to receive Health Care Benefits shall so specify on his election form. Each election form must be completed and returned to the Administrator on before the date that is 60 days after the later of (i) the date on which the Qualifying Event occurs or (ii) the date on which the notice and election form are provided to such individual.

7.2 Benefits.

(a) A Continuation Participant shall elect and receive Health Care Benefits in accordance with Articles IV, V, and other relevant provisions of the Plan. An election pursuant to Section 7.1 shall continue the election of Health Care Benefits made or deemed to have been made by the Continuation Participant (or the Continuation Participant’s spouse or parent) pursuant to Article IV for the Plan Year in which the Qualifying Event occurs.

(b) A Continuation Participant shall not be eligible to elect or to receive any benefits under the Plan other than Health Care Benefits.

7.3 Payment of Contributions. A Continuation Participant shall be required to pay monthly Contributions to his Health Care Reimbursement Account as of the effective date of his election to continue participation. The amount of such Contributions (on an annualized basis) shall equal the amount of Health Care Benefits that he has elected to receive for the Plan Year, adjusted by the Administrator on a uniform and nondiscriminatory basis to include any additional amount that may be charged to an individual electing health care continuation coverage under COBRA.

7.4 Cessation of Continuation Participation. A Continuation Participant will cease to be a Continuation Participant as of the earlier of (i) the date on which he fails to make timely payment of a Contribution due under Section 7.3, (ii) the date on which he elects to discontinue, or fails to make a required election to continue, his participation in the Plan, or (iii) the date on which his right under COBRA to continue health care coverage under the Plan expires. A Continuation Participant who returns to service as an Employee without a break in participation shall be reinstated as a Participant without any change in his election. All other former Participants shall be reinstated as a Participant in accordance with Section 3.4.

ARTICLE VIII

ADMINISTRATION

8.1 Administrator. The Company shall select an Administrator, and such Administrator will have full power to administer the Plan in all of its details, subject to applicable requirements of law, provided that the Plan is carried out in a nondiscriminatory fashion, in accordance with its terms, and for the exclusive benefit of Participants and their Dependents. The Company shall designate one or more of its employees as liaison to the Administrator, with authority, power and responsibility to perform all duties and supply and transmit all information and reports with respect to Employees of each Employer to enable the Administrator to discharge properly its duties under the Plan, and to achieve compliance by the Company with reporting, disclosure and other requirements of ERISA.

8.2 Powers and Authority; Action Conclusive. Except as otherwise expressly provided in the Plan:

(a) The Administrator will have all powers necessary or helpful for the carrying out of its responsibilities.

(b) The Administrator may delegate to one or more persons the right to act on its behalf in any one or more matters connected with the administration of the Plan.

(c) Without limiting the generality of the foregoing, the Administrator will have the power to make rules and regulations for the administration of the Plan that are consistent with the terms and provisions of the Plan, to interpret and construe all terms, provisions, conditions and limitations of the Plan, and to determine all questions arising out of, or in connection with, the provisions of the Plan or its administration in any and all cases in which the Administrator deems a determination advisable. The decisions or actions taken by the Company, the Administrator or its delegates in good faith in respect of any matter hereunder, including decisions regarding claims for benefits, will be conclusive and binding upon all parties concerned.

The foregoing list of powers is not intended to be either complete or exclusive and the Administrator will, in addition, have such powers as it may determine to be necessary for the performance of its duties under the Plan.

8.3 Indemnification. To the extent permitted by law, any person who is an employee, officer and/or director of the Company shall be indemnified by the Company and held harmless against any claims, and the expenses of defending against such claims, resulting from any action or conduct connected with or related to the Plan or the administration of the Plan, unless such person has acted in bad faith or in a grossly negligent fashion, or has willfully neglected his duties, in respect of the Plan.

8.4 Counsel and Assents. The Administrator may employ such counsel (including legal counsel, who may be counsel for the Company) and agents, and may arrange for such clerical and other services, as the Administrator may require in carrying out the provisions of the Plan. Neither the Company nor the Administrator shall be liable for the acts or omissions of any person to whom responsibilities are delegated pursuant to this Section 8.4, except as otherwise provided by law.

8.5 Genuineness of Documents. The Administrator, the Company, and their respective officers, directors, and employees will be entitled to rely upon any notice, request, consent, letter, telegram or other paper or document believed by them or any of them to be genuine and to have been signed or sent by the proper person, and will be fully protected in respect of any action taken or suffered by them in good faith reliance thereon.

8.6 Proper Proof. In any case in which the Company or the Administrator is required under the Plan to take action upon the occurrence of any event, they will be under no obligation to take such action unless and until proper and satisfactory evidence of such occurrence has been received by them.

8.7 Claims Procedure. The Administrator shall establish such claims procedures as it deems necessary and appropriate, in accordance with the terms and conditions of the Plan. A claim for reimbursement under a Dependent Care Reimbursement Account shall not be deemed denied solely because payment is deferred until such time as there are sufficient funds credited to the Participant’s Account to pay such claim. If a claim for reimbursement is denied (or denied in part) by the Administrator, the claimant shall be given notice in writing of such denial within 90 days after receipt of the claim (or if special circumstances require an extension of time, written notice of the extension shall be furnished to the claimant, indicating the special circumstances requiring the extension of time and the date by which the Plan expect to render a decision. In no event shall such extension exceed an additional 90 days). The notice of a denial of a claim shall be written in a manner calculated to be understood by the claimant and shall set forth the following information:

(a) the specific reason or reasons for such denial;

(b) a specific reference to pertinent Plan provisions on which the denial is based;

(c) description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(d) An explanation of the Plan’s claims procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.

Within 60 days after receipt of the above material, the claimant shall have a reasonable opportunity to appeal the claim denial to the Administrator for a full and fair review. The claimant or his authorized representative must request such a review in writing within 60 days after such notice of denial has been received.

The claimant or his duly authorized representative shall have (i) the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits, (ii) upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and (iii) the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. The Administrator’s review of the adverse benefit decisions shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The decision of the Administrator shall be made promptly, and not later than 60 days after the Administrator’s receipt of the request for review, unless special circumstances require an extension of time for processing, in which case the claimant shall be so notified before the termination of the initial 60 day period and a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review.

The claimant shall be given a copy of the decision promptly. The decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based. The decision shall include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. Additionally, the decision shall include a statement of the claimant’s right to bring an action under section 502(a) ERISA.

Notwithstanding the foregoing, any claim which arises under an insurance contract shall not be subject to review under this Plan, and the Administrator’s authority under this section shall not extend to any matter as to which an administrator under any such other plan is empowered to make determinations under such plan.

8.8 Expenses of Administration. The expenses, other than settlor expenses, incurred by or on behalf of the Employer relative to the administration of the Plan shall be paid from forfeitures arising under Sections 4.7, 5.8 and 6.8, and, to the extent such expenses exceed such forfeitures, shall be paid by the Employer; provided, however, each Participant electing any reimbursement account available under the Plan may be charged certain expenses incident to the maintenance of such account as determined by the Administrator.

8.9 Nondiscriminatory Acts. Any discretionary acts to be taken under the terms and provisions of the Plan by the Employer or the Administrator shall be uniform in their nature and application to all those similarly-situated, and no discretionary acts shall be taken that would be discriminatory under the provisions of the Code relating to cafeteria plans, medical plans, or dependent care assistance plans, or any other employee welfare benefit plan, where applicable.

ARTICLE IX

AMENDMENT OR TERMINATION

9.1 Right Reserved. The Plan may be amended or terminated at any time by the Board, the Governance and Compensation Committee of the Board, the Management Benefits and Compensation Committee, or a delegate of any of them. Such amendment or termination shall not adversely affect or alter any right or obligation with respect to any benefit previously accrued hereunder.

ARTICLE X

MISCELLANEOUS

10.1 Payment to an Incompetent. If any amount is payable hereunder to an adjudged legally incompetent person, such amount may be paid to the legal representative(s) of such incompetent person, and if none, to the first surviving class of the following successive preference payees:

(a) To such person’s spouse;

(b) To such person’s parent;

(c) To a guardian of such incompetent person or to the person with whom such incompetent person resides; or

(d) Directly to such incompetent person.

Payment to any person in accordance with the foregoing provisions will, to the extent of the payment, discharge the Plan, the Company, the Administrator and any person making such payment pursuant to the direction of the Company or the Administrator, and none of the foregoing will be required to see to the proper application of such payment.

10.2 Designation of Beneficiary. If a Participant dies during a Plan Year, the Plan shall reimburse such Participant’s spouse, or if none, such Participant’s beneficiary, for covered expenses incurred prior to the Participant’s death or as otherwise required by Code Section 4980B, upon receipt by the Administrator of a completed claim. In the event that a participant dies without a spouse, the designated beneficiary or beneficiaries of a Participant entitled to succeed to the Participant’s right to receive any benefit or payment under the Plan shall be the Participant’s designated beneficiary or beneficiaries under the group term life insurance plan maintained by the Employee’s Employer (if applicable), and in the absence of any such designated beneficiary, the Participant’s estate.

10.3 Missing Payee. Any amount due and payable under the Plan to a Participant or beneficiary shall be forfeited if the Administrator after reasonable effort is unable to locate such individual.

10.4 Rights of Participants. Nothing hereunder shall require the Employer to vest a Participant or Continuation Participant in any right against the Employer, except as an unsecured creditor seeking enforcement of this Plan. Neither the establishment of this Plan, nor any modification thereof, nor any payments hereunder, shall be considered as giving to any Participant or Continuation Participant, or any person, any legal or equitable rights against the Employer or the Employer’s shareholders, directors, or officers.

10.5 Estoppel of Participants. The Administrator and the Employer may rely upon any certificate, statement or other representation made to them by any Employee, Participant, Continuation Participant, or Dependent with respect to any fact required to be determined under any of the provisions of the Plan, and will not be liable on account of the payment of any moneys or the doing of any act in reliance upon any such certificate, statement or other representation.

In the discretion of the Administrator, any such certificate, statement or other representation will be conclusively binding upon an Employee, Participant, or Continuation Participant, and his Dependents, and such Employee, Participant, Continuation Participant, or Dependents will thereafter and forever be estopped from disputing the truth and correctness of such certificate, statement or other representation.

10.6 Right of Discharge Reserved. The establishment of the Plan shall not be construed to confer upon an Employee or Participant any legal right to be retained in the employ of the Employer. All Employees will remain subject to discharge to the same extent as if the

Plan had never been adopted, and may be treated without regard to the effect such treatment might have upon them under the Plan. Nothing in the Plan shall be deemed to be an agreement, consideration, inducement, or condition of employment.

10.7 Separability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included therein.

10.8 Governing Law. The Plan shall be construed in accordance with the laws of the State of New York to the extent not preempted by federal law.

10.9 Fiduciaries. Every fiduciary under the Plan shall act solely in the interest of Participants and beneficiaries, and for the exclusive purpose of providing benefits to Participants and beneficiaries. Any fiduciary under the Plan may serve in more than one fiduciary capacity with respect to the Plan.

10.10 Captions. The captions contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan, nor in any way shall affect the Plan or the construction of any provision thereof.

10.11 Nonassignability. A Participant shall not be permitted to assign, anticipate, transfer or alienate his rights under the Plan. Eligibility for benefits is conditioned on compliance with this Section.

10.12 No Representations. The tax advantages to be provided by this Plan are subject to government rulings, regulations, and application of the tax laws by the Internal Revenue Service. The Employer makes no representation that any particular tax consequences will result through participation in this Plan.